Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of CBD Energy Limited of our report dated December 20, 2013 except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse stock split described in Note 20, as to which the date is March 25, 2014, and the presentation of the discontinued operation described in Note 14, as to which the date is April 23, 2014, relating to the financial statements of CBD Energy Limited, which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney, Australia

June 3, 2014